Exhibit 99.1

Natus Medical Promotes Steven J. Murphy to Chief Financial Officer

SAN CARLOS, Calif. (February 16, 2006) – Natus Medical Incorporated (Nasdaq: BABY) today announced that the Company has promoted Steven J. Murphy to the position of Chief Financial Officer. Mr. Murphy joined Natus in 2002 and has served as the Company’s Vice President Finance and Principal Financial Officer since June 2003.

During his more than three years with the Company, Mr. Murphy has invested significant efforts building a well-organized finance function that has helped to lead the enterprise through significant change, including its June 2004 restructuring and the recent $68.8 million acquisition of Bio-logic Systems Corp. More recently, Mr. Murphy has taken on increased responsibilities in investor relations and communications with the financial markets.

“This promotion recognizes Steve’s many contributions to Natus since he joined the company,” said Jim Hawkins, President and Chief Executive Officer of Natus. “In addition, it reflects his success in working with the other members of the management team at Natus.”

Mr. Murphy said, “I am very grateful to Jim, as well as the management team and Board of Directors of Natus, for the recognition they have given me. It has been very rewarding to be involved with Natus during the last three years and to have been able to contribute to its success.”

Prior to joining Natus, Mr. Murphy was controller of AdvisorTech Corporation and vice president finance at RWS Group, LLC. Mr. Murphy is a certified public account.

About Natus Medical

Natus is a leading provider of products for the detection, treatment, and monitoring of common disorders in newborns and children such as hearing impairment, newborn jaundice, and newborn metabolic testing. Through its Bio-logic Systems Corp. subsidiary, Natus develops and markets computer-based electrodiagnostic systems and related disposables that aid in the diagnosis of audiological conditions as well as certain neurological and sleep disorders.

Additional information about Natus Medical can be found at www.natus.com.

COMPANY CONTACT:

Natus Medical Incorporated

Jim Hawkins

President and Chief Executive Officer

(650) 802-0400

InvestorRelations@Natus.com